Exhibit 10.6

No. S-258388

Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

AND

IN THE MATTER OF THE BUSINESS CORPORATIONS ACT,

S.B.C. 2002, C. 57, AS AMENDED

AND

IN THE MATTER OF A PLAN OF COMPROMISE AND ARRANGEMENT OF

TILT HOLDINGS INC.

PETITIONER

PLAN OF COMPROMISE, ARRANGEMENT, AND REORGANIZATION

NOVEMBER 17, 2025

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Construction	4
ARTICLE 2 PURPOSE, EFFECT OF PLAN, AND OPERATIONS		5
2.1	Purpose of Plan	5
2.2	Overview of Plan	5
2.3	Persons Affected by the Plan	6
2.4	Persons not Affected by the Plan	6
2.5	Existing Equity Holders	6
ARTICLE 3 CLASSIFICATION OF CREDITORS, VOTING CLAIMS, AND RELATED MATTERS		7
3.1	Classes of Creditors	7
3.2	Vote	7
3.3	Meeting	7
3.4	Parties Not Entitled to Vote	7
3.5	Approval by Required Majority	7
ARTICLE 4 RESTRUCTURING TRANSACTIONS AND PLAN IMPLEMENTATION		7
4.1	Restructuring Transactions	7
4.2	Corporate and Other Authorizations	9
4.3	Effectuating Documents	9
4.4	Assignment of Claims Subsequent to the Meeting	9
4.5	Taxes	9
4.6	Crown Priority Claims	10
ARTICLE 5 SANCTION ORDER AND CONDITIONS TO PLAN IMPLEMENTATION		10
5.1	Application for Sanction Order	10
5.2	Effect of the Sanction Order	10
5.3	Conditions Precedent to Plan Implementation	12
5.4	Failure to Satisfy Conditions Precedent	13
5.5	Monitor’s Plan Implementation Certificate	13
ARTICLE 6 EFFECT OF PLAN		13
6.1	Binding Effect of the Plan	13
6.2	Released Parties	13
6.3	Claims Not Released	14
6.4	General	15
ARTICLE 7 GENERAL		15
7.1	Amendments to the Plan	15
7.2	Severability	16
7.3	Deeming Provisions	16
7.4	Paramountcy	16
7.5	Set-Off	16
7.6	Responsibilities of the Monitor	16
7.7	Different Capacities	16

- ii -

7.8	Further Assurances	17
7.9	Governing Law	17
7.10	Notices	17

PLAN OF COMPROMISE, ARRANGEMENT, AND REORGANIZATION

This is the plan of compromise, arrangement, and reorganization of the Petitioner, made pursuant to the Companies’ Creditors Arrangement Act.

ARTICLE 1

INTERPRETATION

1.1	Definitions

In the Plan, unless otherwise stated or the context otherwise requires:

“Affected Claims” means: (i) all Claims under the Parent Guarantee, and (ii) all Claims in relation to the portion of the Junior Secured Debt forgiven in the Restructuring Transactions through the Release of Debt Agreement.

“Business Day” means a day, other than a Saturday, Sunday, or a statutory holiday, on which banks are generally open for business in Vancouver, British Columbia.

“CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended.

“CCAA Proceedings” means the proceedings commenced by the Petitioner under the CCAA on the Filing Date in the Supreme Court of British Columbia, with Action No. S-258388, Vancouver Registry.

“Claim” means any indebtedness, liability, or obligation of any kind that would be a claim provable within the meaning of section 2 of the Bankruptcy and Insolvency Act, RSC 1985, c B-3.

“Conditions Precedent” means those conditions precedent to the implementation of the Plan as set forth in article 4.1 hereof.

“Court” means the Supreme Court of British Columbia.

“Crown Priority Claims” means those amounts as described in article 4.6 hereof.

“Directors” means, collectively, all of the directors of the Petitioner as at the Filing Date.

“Effective Date” means the Business Day on which all of the Conditions Precedent to the implementation of the Plan have been fulfilled and the Plan has become effective, as evidenced by the Monitor’s Plan Implementation Certificate to be filed with the Court.

“Effective Time” means 5:00 p.m. (Vancouver time) on the Effective Date.

“Existing Equity Holders” means those Persons holding a legal or beneficial interest in any Existing Equity prior to the Effective Date.

“Existing Equity” means, in respect of the Petitioner, (i) any shares, interests, participations or other equivalents (however designated) of capital stock or share capital; (ii) any phantom stock,

phantom stock rights, stock appreciation rights or stock-based performance securities; (iii) any partnership interests; (iv) any warrants, options, convertible or exchangeable securities (whether convertible, non-convertible, voting or non-voting, whether preferred, common or otherwise), subscriptions, rights (including pre-emptive or similar rights), calls, ungranted equity compensation securities or all other legal, equitable, contractual or other rights (whether actual, vested, contingent, exercisable, exchangeable or convertible and whether or not granted to or previously asserted by any person) to acquire any of the foregoing of the Petitioner.

“Filing Date” means November 7, 2025.

“Initial Order” means the order pronounced by the Court in the CCAA Proceedings on November 7, 2025.

“Junior RSAs” means the restructuring support agreements between each Junior Secured Noteholder and the Petitioner on standard and customary terms and conditions.

“Junior Secured Debt” means the promissory notes issued to the Junior Secured Noteholders pursuant to the Junior Secured Note Purchase Agreements, but shall not include any obligations owing by the Petitioner to the Junior Secured Noteholders under the Restructuring Funding Note Agreement.

“Junior Secured Note Purchase Agreements” means the Junior Secured Note Purchase Agreement, dated November 1, 2019 (as amended), between the Junior Secured Noteholders, Jupiter Research, LLC, Jimmy Jang L.P., Baker Technologies, Inc., and Commonwealth Alternative Care, Inc.

“Junior Secured Noteholders” mean the holders of the notes issued pursuant to the Junior Secured Note Purchase Agreement.

“Meeting” means the meeting of Junior Secured Noteholders that will occur pursuant to the Meeting Order.

“Meeting Date” means the date of the Meeting as set out in the Meeting Order.

“Meeting Order” means the Order, establishing the Voting Class for the purposes of the Plan and for voting purposes, and directing the calling and holding of the Meeting, as such Order may be amended and supplemented from time to time.

“Monitor” means PricewaterhouseCoopers Inc., in its capacity as the Court-appointed monitor of the Petitioner.

“Monitor’s Plan Implementation Certificate” means a certificate to be filed by the Monitor in the CCAA Proceedings confirming that the Restructuring Transactions have been completed and that the Plan has been implemented in accordance with its terms.

“New Shares” means 1,000 Common Shares in the capital of the Petitioner to be issued in accordance with the steps and sequences set out in this Plan.

“Notice of Transfer or Assignment” means a written notice of transfer or assignment of a Claim, together with satisfactory evidence of such transfer or assignment.

“Officers” means, collectively, all of the officers of the Petitioner as at the Filing Date. “Order” means an order of the Court made in the CCAA Proceedings.

“Parent Guarantee” means the Amended and Restated Guaranty, dated February 15, 2023 granted by the Petitioner and it subsidiaries to the Junior Secured Noteholders to secure the Junior Secured Debt.

“Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, governmental authority, syndicate, or other entity, whether or not having legal status.

“Petitioner” means TILT Holdings Inc., a corporation existing under the British Columbia Business Corporations Act.

“Plan” means this plan of compromise and arrangement filed by the Petitioner pursuant to the CCAA, as may be further amended, varied or supplemented hereafter in accordance with the terms hereof.

“Released Matters” has the meaning set forth in article 6.2 hereof.

“Released Parties” means, collectively, and in their capacities as such: (i) the Petitioner; (ii) the Directors and Officers; (iii) legal counsel to the Petitioner; (iv) the Monitor and its legal counsel; and (v) the Junior Secured Noteholders.

“Release of Debt Agreement” means collectively the documents entered into between the Petitioner, Subsidiary, and those certain Junior Secured Noteholders, releasing a portion of the indebtedness outstanding under the Junior Secured Debt.

“Required Majority” means that number of voting Junior Secured Noteholders representing a majority in number of the voting Junior Secured Noteholders, and whose Affected Claims represent at least two-thirds in value of the voting Claims validly voting in favour of the Resolution in accordance with the Meeting Order.

“Resolution” means the resolution to approve the Plan and the transactions contemplated thereby, which will be voted on by the Voting Class pursuant to the Meeting Order.

“Restructuring Funding Note Agreement” means the Secured Note Purchase Agreement between the Junior Secured Noteholders and the Petitioner, amongst others, in the amount of USD $2,000,000.00, and dated November 3, 2025.

“Restructuring Transactions” means those transactions to be implemented and completed as described in article 4.1 hereof.

“Sanction Order” means an Order, in form and substance satisfactory to the Petitioner and the Monitor, to be sought by the Petitioner from the Court as contemplated under the Plan which, inter alia, approves and sanctions the Plan and the transactions contemplated thereunder and includes such provisions that may be necessary or appropriate to give effect to the Plan, including provisions in substance similar to those set out in article 5.2.

“Senior RSA” means the restructuring support agreements between the Senior Secured Creditor and the Petitioner on standard and customary terms and conditions.

“Senior Secured Creditor” means Shenzhen Smoore Technology Ltd.

“Stay Period” has the meaning set out at paragraph 11 of the Initial Order, as amended from time to time by subsequent Orders.

“Subsidiary” means Jupiter Research LLC.

“Tax” or “Taxes” means any and all amounts subject to a withholding or remitting obligation and any and all taxes, duties, fees, and other governmental charges, duties, impositions and liabilities of any kind whatsoever whether or not assessed by the Taxing Authorities (including any Claims by any of the Taxing Authorities), including all interest, penalties, fines, fees, other charges, and additions with respect to such amount.

“Tax Claim” means any Claim against any Petitioner for any Taxes in respect of any taxation year or period ending on or prior to the Filing Date, and in any case where a taxation year or period commences on or prior to the Filing Date, for any Taxes in respect of or attributable to the portion of the taxation period commencing prior to the Filing Date and up to and including the Filing Date. For greater certainty, a Tax Claim shall include, without limitation, any and all Claims of any Taxing Authority in respect of transfer pricing adjustments and any Canadian or non-resident Tax related thereto.

“Taxing Authorities” means His Majesty the King in right of Canada, His Majesty the King in right of any province or territory of Canada, the Canada Revenue Agency, and any similar revenue or taxing authority of any state, province, territory or other political subdivision in any other jurisdiction outside of Canada.

“Unaffected Claim” means a Claim, other than an Affected Claim.

“Valid Transferee” means the transferee or assignee of a Claim that has provided the Petitioner and the Monitor with a Notice of Transfer or Assignment by no later than seven (7) calendar days prior to the Effective Date.

“Voting Class” means the Junior Secured Noteholders, which shall comprise a single class for the purposes of consideration and voting upon the Resolution.

“Website” means the website at the following URL: https://www.pwc.com/ca/tilt.

1.2	Construction

In the Plan, unless otherwise stated or the context otherwise requires:

(i)	the division of the Plan into articles and sections and the use of headings are for convenience of reference only and do not affect the construction or interpretation of the Plan;
(ii)

the words “hereunder”, “hereof”, and similar expressions, refer to the Plan and not to any particular article, section or schedule and references to articles, sections and schedules are to articles and sections of, and schedules to the Plan;

(iii)	words importing the singular include the plural and vice versa and words importing any gender include all genders;
(iv)

the words “includes” and “including”, and similar terms of inclusion shall not, unless expressly modified by the words only or solely, be construed as terms of limitation, but rather shall mean “includes without limitation”, or “including without limitation”, as applicable, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(v)	a reference to any statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced, and includes any regulation made thereunder;
(vi)	a reference to any agreement, indenture, or other document is to that document as amended, supplemented, restated, or replaced from time to time;
(vii)	unless otherwise specified, all references to dollar amounts or to the symbol $ are references to Canadian dollars; and
(viii)

unless otherwise specified, all references to time herein and in any document issued pursuant hereto mean local time in Vancouver, British Columbia, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day.

ARTICLE 2

PURPOSE, EFFECT OF PLAN, AND OPERATIONS

2.1	Purpose of Plan

The purpose of the Plan is to:

(i)

facilitate a restructuring of the Petitioner by implementing the Restructuring Transactions, which include the cancellation of the Existing Equity and the issuance of New Shares by the Petitioner to the Junior Secured Noteholders;

(ii)	effect a compromise and arrangement of all Affected Claims,

all with the expectation that the Junior Secured Noteholders derive a greater benefit from the implementation of the Plan than they would from a bankruptcy or liquidation of the Petitioner.

2.2	Overview of Plan

The Plan contemplates implementation of the Restructuring Transactions. Pursuant to the Restructuring Transactions, all Existing Equity of the Petitioner will be cancelled. In exchange for terminating the Parent Guarantee and reducing the Junior Secured Debt by $1,000 on a pro rata basis amongst the Junior Secured Noteholders, the Junior Secured Noteholders will either:

(i)	be issued the New Shares on a pro rata basis among the Junior Secured Noteholders based on the total amount of Junior Secured Debt being converted, or
(ii)

where conversion to equity is not possible for a Junior Secured Noteholder, they shall be entitled to decline their pro rata share of New Shares and retain the Junior Secured Debt owed to them as against the Subsidiary only.

The implementation of the Plan, and the Restructuring Transactions contemplated herein, increases the value of the Petitioner by reducing the Petitioner’s direct obligations (the Parent Guarantee), but also reducing the outstanding debt of its wholly-owned Subsidiary.

2.3	Persons Affected by the Plan

The Plan provides for a settlement of the Affected Claims of the Junior Secured Noteholders and a restructuring of the Petitioner. The Plan will become effective on the Effective Date in accordance with the steps set out in article 4.1 hereof.

As at the Effective Time, the Affected Claims will be fully and finally compromised, released, settled, and discharged to the extent provided for under the Plan. The Plan shall be binding on and shall enure to the benefit of the Petitioner, the Junior Secured Noteholders, the Released Parties, and all other Persons directly or indirectly named or referred to in or subject to the Plan and each of their respective heirs, executors, administrators, legal representatives, successors, and assigns in accordance with the terms hereof.

2.4	Persons not Affected by the Plan

The Plan does not affect Unaffected Claims. Persons with Unaffected Claims will not be entitled to vote on or receive any distributions under the Plan in respect of such Unaffected Claims. Except as expressly set out herein, nothing in the Plan shall affect any of the Petitioner’s rights and defences, both legal and equitable, with respect to any Unaffected Claim, including all rights with respect to legal and equitable defences or entitlements to set-offs and recoupments against such Unaffected Claims.

The Petitioner’s obligation to Persons with Unaffected Claims (if any) will be: (a) in the case of Claims in respect of any payments referred to in section 6(3) of the CCAA, paid in full within six months of the Effective Date; (b) paid in the ordinary course; or (c) otherwise satisfied pursuant to arrangements negotiated among the relevant parties.

2.5	Existing Equity Holders

All Existing Equity Holders shall not be entitled to receive any distributions under the Plan or otherwise receive any other compensation in respect of their Existing Equity.

ARTICLE 3

CLASSIFICATION OF CREDITORS, VOTING CLAIMS, AND RELATED MATTERS

3.1	Classes of Creditors

For purposes of voting on the Plan, the Voting Class will be only class of creditors composed of all Junior Secured Noteholders.

3.2	Vote

The Junior Secured Noteholders may vote on whether to approve the Resolution. Each Junior Secured Noteholder shall be entitled to one vote, which vote shall have a value equal to pro rata value of the Junior Secured Debt it would release in the Restructuring Transactions.

3.3	Meeting

The Meeting shall be convened on the Meeting Date, as set out in the Meeting Order, and held in accordance with the CCAA, the Meeting Order, and the Plan.

The only Persons entitled to attend the Meeting are: (a) the Junior Secured Noteholders and their legal counsel, (b) the Petitioner and its legal counsel and advisors; (c) the Directors and Officers and their legal counsel and advisors; and (d) the Monitor and its legal counsel. Any other Person may be admitted only on invitation of the chair of the Meeting.

3.4	Parties Not Entitled to Vote

Persons having Unaffected Claims or Existing Equity Holders are not entitled to vote on the Plan in respect of their Unaffected Claims or their Existing Equity and will not receive any distributions under this Plan.

3.5	Approval by Required Majority

In order to be approved, the Resolution must receive an affirmative vote by the Required Majority of the Voting Class.

ARTICLE 4

RESTRUCTURING TRANSACTIONS AND PLAN IMPLEMENTATION

4.1	Restructuring Transactions

On or prior to the Effective Date, all Conditions Precedent must be satisfied in accordance with the Plan and the Sanction Order, and all actions, documents, agreements, and funding necessary to implement all of the following transactions must be in place and be final and irrevocable prior to the Effective Date and shall then be held in escrow and shall be released without any further act or formality, and no other act or formality shall be required.

The Petitioner and the Monitor, each as applicable, will take the steps set forth below (collectively, the “Restructuring Transactions”), and will take any actions as may be necessary to effect a restructuring of the Petitioner’s business or overall organizational structure to reflect and implement the Restructuring Transactions, and the provisions of this Plan.

On the Effective Date:

(i)

all of the issued and outstanding Existing Equity in the capital of the Petitioner, including all classes thereof, shall be cancelled without any return of capital or other payment in respect thereof and all legal, equitable, contractual, or other rights (whether actual, vested, contingent, exercisable, exchangeable, or convertible and whether or not granted to or previously asserted by any person) to acquire shares of the Petitioner, including, without limitation, any options, restricted shares, warrants, ungranted equity compensation securities, or other similar instruments or rights to acquire shares of the Petitioner shall be cancelled for no consideration and of no further force or effect (which, for greater certainty shall not include the New Shares issued hereunder);

(ii)

the Parent Guarantee shall be cancelled and shall be of no further force or effect, and the obligations of the Petitioner thereunder or in any way related therewith shall be satisfied and discharged, without any return of capital and with no compensation or participation being provided or payable therefor, or in connection therewith (except as expressly provided in the Plan);

(iii)	the Junior Secured Debt will be reduced by $1,000 on a pro rata basis amongst the Junior Secured Noteholders who have delivered to the Petitioner and Subsidiary a Release of Debt Agreement;
(iv)	the New Shares shall be issued to the applicable Junior Secured Noteholders and deemed to be fully paid and non-assessable shares in the capital of the Petitioner;
(v)	the Junior Secured Noteholders shall be entitled to the treatment set out in the Plan in full and final satisfaction of their Affected Claims, and:
a.

all Affected Claims shall be and shall be deemed to be forever discharged and released, excepting only the obligations to make distributions in respect of such Claims in the manner and to the extent provided for in the Plan;

b.

no Person who has a claim under any guarantee, surety, indemnity, or similar covenant in respect of any Affected Claim or who has any right to claim over in respect of or to be subrogated to the rights of any Person in respect of an Affected Claim will be entitled to any greater rights as against the Petitioner than the Person whose Affected Claim is compromised under the Plan;

c.

all debentures, notes, certificates, indentures, guarantees, agreements, invoices, and other instruments evidencing Affected Claims (and all guarantees associated with each of the foregoing), will not entitle any holder to any compensation or participation other than as expressly provided for in the Plan and will be deemed cancelled and extinguished; and

(vi)

the releases and injunctions referred to in articles 6.1 and 6.2 of the Plan shall become effective, and the Released Matter shall be deemed to be, fully, finally, irrevocably, and forever compromised, settled, released, discharged, extinguished, can-celled, and barred and the Petitioner shall be fully, finally, and irrevocably released from any and all claims, liabilities, or obligations of any kind to a Junior Secured Noteholder.

Notwithstanding anything to the contrary herein, after the Effective Date, the Petitioner shall take such steps as are necessary to record, document and give effect to the Restructuring Transactions.

4.2	Corporate and Other Authorizations

The adoption, execution, delivery, implementation, and consummation of all matters contemplated under the Plan involving corporate or other actions of the Petitioner shall occur and be effective as of the Effective Time and shall be authorized and approved under the Plan and by the Court, where appropriate, as part of the Sanction Order, in all respects and for all purposes without any requirement of further action by any of the shareholders or the Directors and Officers. All necessary approvals to take actions, if required, shall be deemed to have been obtained from the shareholders and Directors of the Petitioner.

4.3	Effectuating Documents

Any current Director or Officer shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be necessary or appropriate, on behalf of the Petitioner, to effectuate and further evidence the terms and conditions of this Plan.

4.4	Assignment of Claims Subsequent to the Meeting

After the Meeting Date, a Junior Secured Noteholders may transfer or assign the whole, but not part, of its Claim by delivering to the Petitioner and the Monitor a Notice of Transfer or Assignment. The Monitor shall not be obligated to make distributions to any transferee or assignee of a Claim or otherwise deal with such transferee or assignee unless and until the Monitor and each of the Petitioner have received a Notice of Transfer or Assignment prior to 5:00 p.m. on that day that is at least seven (7) calendar days prior to the Effective Date. Upon transfer or assignment of a Claim in accordance herewith, each applicable Valid Transferee shall, for all purposes constitute a Junior Secured Noteholder and shall be bound by notices given and steps taken in respect of such Claim. For greater certainty, the Petitioner shall not recognize partial transfers or assignments of Claims. A Valid Transferee shall not be entitled to set-off, apply, merge, consolidate, or combine any such Claims assigned or transferred to it against or on account or in reduction of any amounts owing by such transferee or assignee to any of the Petitioner.

4.5	Taxes

In connection with the Plan and all distributions hereunder, the Petitioner shall, to the extent applicable, comply with all Tax withholding and reporting requirements imposed by any law of a federal, state, provincial, local, or foreign Taxing Authority, and all distributions hereunder shall be subject to, and made net of, any such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each Person that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed by any governmental entity, including income, withholding and other Tax obligations, on account of such distribution.

4.6	Crown Priority Claims

As soon as practicable after the Effective Date, and within six months after the date of the Sanction Order, each Petitioner shall pay in full to His Majesty in Right of Canada or of a province all amounts that were outstanding at the Filing Date and are of a kind that could be subject to a demand under:

(i)	subsection 224(1.2) of the Income Tax Act;
(ii)

any provision of the Canada Pension Plan or of the Employment Insurance Act that refers to subsection 224(1.2) of the Income Tax Act and provides for the collection of a contribution, as defined in the Canada Pension Plan, or an employee’s premium, or employer’s premium, as defined in the Employment Insurance Act, or a premium under Part VII.1 of that Act, and of any related interest, penalties or other amounts; or

(iii)

any provision of provincial legislation that has a similar purpose to subsection 224(1.2) of the Income Tax Act, or that refers to that subsection, to the extent that it provides for the collection of a sum, and of any related interest, penalties or other amounts, where the sum:

a.	has been withheld or deducted by a Person from a payment to another Person and is in respect of a Tax similar in nature to the income tax imposed on individuals under the Income Tax Act; or
b.

is of the same nature as a contribution under the Canada Pension Plan if the province is a “province providing a comprehensive pension plan” as defined in subsection 3(1) of the Canada Pension Plan and the provincial legislation establishes a “provincial pension plan” as defined in that subsection.

ARTICLE 5

SANCTION ORDER AND CONDITIONS TO PLAN IMPLEMENTATION

5.1	Application for Sanction Order

The Petitioner shall use commercially reasonable efforts to obtain the Sanction Order on or before December 5, 2025. Subject to the Sanction Order being granted and the satisfaction of the Conditions Precedent, the Plan will be implemented as provided in article 4.1 hereof.

5.2	Effect of the Sanction Order

In addition to sanctioning the Plan, the Sanction Order to be sought by the Petitioner shall, without limitation to any other terms that it may contain:

(i)	confirm that the Meeting was duly called and held in accordance with the Meeting Order;
(ii)

declare that: (i) the Plan has been approved by the Required Majority of the Voting Class in conformity with the CCAA; (ii) the Petitioner has complied with the provisions of the CCAA and all Orders in all respects; (iii) the Court is satisfied that the Petitioner has not done or purported to do anything that is not authorized by the CCAA; and (iv) the Plan and the transactions contemplated therein and effected thereby are procedurally and substantively fair and reasonable to all Persons affected by the Plan;

(iii)

declare that, as at the Effective Time, the Plan and all associated steps, compromises, transactions, arrangements, assignments, releases, and the restructuring effected thereby are approved, binding, and effective as herein set out upon the Petitioner, the Junior Secured Noteholders, the Existing Equity Holders, and all other Persons affected by the Plan;

(iv)	declare that the compromises, arrangements, discharges, and the releases referred to in the Plan are approved and shall become binding and effective in accordance with the Plan;
(v)

compromise, discharge, and release the Petitioner from any and all Affected Claims and declare that the ability of any Person to proceed against the Petitioner in respect of or relating to any such Affected Claims shall be forever discharged, extinguished, released and restrained, and all proceedings with respect to, in connection with or relating to such Affected Claims shall be permanently stayed against the Petitioner, subject only to the right of the Junior Secured Noteholders to receive distributions pursuant to the Plan in respect of their Affected Claims, and declare that all other releases provided for by the Plan shall be effective from and after the Effective Time;

(vi)	declare that, on the Effective Date, the Restructuring Transactions shall be deemed to occur, including that the Existing Equity shall be cancelled and shall be of no further force or effect;
(vii)

authorize and direct the Petitioner to complete the Restructuring Transactions, all without the need for any further approvals or actions on the part of the Directors and Officers or any other Persons;

(viii)	authorize all Persons named in the Plan to perform their functions and fulfil their obligations under the Plan to facilitate the implementation of the Plan;
(ix)	declare that all distributions to the Junior Secured Noteholders under the Plan are for the account of the Petitioner and the fulfillment of the Petitioner’s obligations under the Plan;
(x)	direct the Monitor to file the Monitor’s Plan Implementation Certificate in the CCAA Proceedings upon being advised by the Petitioner that the Restructuring

Transactions have been completed and any other remaining Conditions Precedent to implementation of the Plan have been satisfied;

(xi)

deem the remaining Directors and Officers of the Petitioner to have resigned without replacement, unless such Persons affirmatively elect to remain as a Director or Officer in order to facilitate any Restructuring Transactions steps in connection with the wind-down of any of the Petitioner;

(xii)

declare that all rights to indemnification or exculpation now existing in favour of present and former Directors of the Petitioner shall survive the completion of the Plan and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date;

(xiii)	declare that the Stay Period continues until the discharge of the Monitor; and
(xiv)	authorize the Monitor to apply to the Court for its discharge.
5.3	Conditions Precedent to Plan Implementation

The implementation of the Plan is subject to the satisfaction of the following Conditions Precedent on or prior to the Effective Date:

(i)

the Senior RSA and the Junior RSAs and all related agreements and other documents contemplated thereunder shall be in form and substance acceptable to the Petitioner and the other parties thereto, each acting reasonably, and shall have been executed by the parties and become effective, subject only to the implementation of the Plan;

(ii)

no injunction or other order shall have been issued to enjoin, restrict, or prohibit any of the compromises, arrangements, releases, and transactions, including the Restructuring Transactions, contemplated by this Plan, and no proceedings therefor shall have been commenced before any court or governmental or regulatory authority;

(iii)

all necessary corporate action and proceedings of the Petitioner shall have been taken to approve this Plan and to enable the Petitioner to execute, deliver, and perform its obligations under the agreements, documents, and other instruments to be executed and deliver by it pursuant to this Plan;

(iv)

all agreements, resolutions, documents, and other instruments, which are reasonably necessary to be executed and delivered by the Petitioners in order to implement this Plan or perform the Petitioner’s obligations under this Plan or the Sanction Order, shall have been executed and delivered;

(v)	the Plan shall have been approved by the Required Majority of the Voting Class; and

(vi)	the Plan shall have been approved and sanctioned by the Court and the Sanction Order shall have been granted by the Court and shall not have been vacated, set aside or stayed.
5.4	Failure to Satisfy Conditions Precedent

If the Conditions Precedent are not satisfied in accordance with article 5.3 hereof on or before December 31, 2025, or such later date as may be agreed to by the Petitioner and the Monitor, the Plan shall not be implemented and shall cease to have any further force or effect.

5.5	Monitor’s Plan Implementation Certificate

Following the implementation of the Plan in accordance with its terms and no later than the Effective Date, the Monitor shall deliver the Monitor’s Plan Implementation Certificate to the Petitioner and, as soon as reasonably practicable thereafter, file a copy with the Court and post a copy of same on the Website.

ARTICLE 6

EFFECT OF PLAN

6.1	Binding Effect of the Plan

The Plan (including, without limitation, the releases and injunctions contained herein), upon being sanctioned and approved by the Court pursuant to the Sanction Order, shall be binding as of the Effective Time on all Persons irrespective of the jurisdiction in which the Persons reside or in which the Claims arose, and shall constitute:

(i)	full, final, and absolute settlement of all Affected Claims; and
(ii)	an absolute release, extinguishment, and discharge of all indebtedness, liabilities, and obligations of or in respect of any Affected Claims.
6.2	Released Parties

From and after the Effective Time, each of the Released Parties shall be released and discharged from any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that any Person (including any Person who may claim contribution or indemnification against or from the Released Parties) may be entitled to assert, including any and all Claims in respect of statutory liabilities of directors and officers, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Effective Time relating to, arising out of or in connection with any Claim, including any Claim arising out of (a) the restructuring, disclaimer, resiliation, breach or termination of any contract, lease, agreement or other arrangement, whether written or oral, entered into by the Petitioner; (b) the Plan and any other transaction referenced in and relating to the Plan;

(c) the Restructuring Transactions; and (d) the CCAA Proceedings (collectively, the “Released Matters”).

From and after the Effective Time, all Persons, along with their respective affiliates, present and former officers, directors, employees, associated individuals, auditors, financial advisors, legal counsel, other professionals, sureties, insurers, indemnities, agents, dependants, heirs, representatives, and assigns, as applicable, are permanently and forever barred, estopped, stayed, and enjoined, on and after the Effective Time, with respect to claims against the Released Parties in respect of the Released Matters, from:

(i)

commencing, conducting, or continuing in any manner, directly or indirectly, any action, suits, demands, or other proceedings of any nature or kind whatsoever (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against any of the Released Parties;

(ii)

enforcing, levying, attaching, collecting, or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree, or order against any of the Released Parties or their property;

(iii)

commencing, conducting, or continuing in any manner, directly or indirectly, any action, suits or demands, including without limitation by way of contribution or indemnity or other relief, in common law, or in equity, breach of trust or breach of fiduciary duty or under the provisions of any statute or regulation, or other proceedings of any nature or kind whatsoever (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against any Person who, as a result, makes or might reasonably be expected to make a claim, in any manner or forum, against any of the Released Parties;

(iv)	creating, perfecting, asserting, or otherwise enforcing, directly or indirectly, any lien or encumbrance of any kind; or
(v)	taking any actions to interfere with the implementation or consummation of the Plan or the transactions contemplated therein.

All Persons will be deemed to have waived any and all defaults of the Petitioner then existing or previously committed by the Petitioner or caused by the Petitioner, directly or indirectly, or non-compliance with any covenant, positive or negative, pledge, warranty, representation, term, provision, condition or obligation, express or implied, in any contract, credit document, purchase order, agreement for sale, lease, or other agreement, written or oral, and all amendments or supplements thereto, existing between such Person and the Petitioner arising from commencing the CCAA Proceedings, the filing of this Plan, or the transactions contemplated by this Plan.

6.3Claims Not Released

For clarity, nothing in articles 6.1 or 6.2 shall release or discharge:

(i)	the Petitioner from or in respect of any Unaffected Claim or its obligations to the Junior Secured Noteholders under the Plan or under any Order; or

(ii)

a Released Party if the Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed fraud or wilful misconduct or in the case of the Directors, in respect of any claim referred to in section 5.1(2) of the CCAA.

6.4	General

On the Effective Date, or as otherwise provided in the Plan:

(i)	the Plan will become effective at the Effective Time and the Restructuring Transactions steps will be implemented;
(ii)

the treatment of Claims under the Plan shall be final and binding for all purposes and enure to the benefit of the Petitioner, all Junior Secured Noteholders, the Released Parties, and all other Persons and parties named or referred to in, or subject to, the Plan and their respective heirs, executors, trustees in bankruptcy, administrators, and other legal representatives, successors and assigns;

(iii)	all Affected Claims shall be and shall be deemed to be forever discharged and released;
(iv)	each Person named or referred to in, or subject to, the Plan shall be deemed to have consented and agreed to all of the provisions of the Plan, in its entirety;
(v)

each Person named or referred to in, or subject to, the Plan shall be deemed to have executed and delivered to the Petitioner all consents, releases, directions, assignments, and waivers, statutory or otherwise, required to implement and carry out the Plan in its entirety; and

(vi)

each Person named or referred to in, or subject to, the Plan shall be deemed to have received from the Petitioner all statements, notices, declarations and notifications, statutory or otherwise, required to implement and carry out the Plan in its entirety.

ARTICLE 7

GENERAL

7.1	Amendments to the Plan

Before the Meeting, the Petitioner may at any time and from time to time, amend the Plan by written instrument and the Monitor shall post such amendment on the Website.

After the Meeting, the Petitioner may at any time and from time to time amend the Plan:

(i)

without an Order if, in the opinion of the Monitor, such amendment would not be materially prejudicial to the financial or economic interests of the Junior Secured Noteholders or is necessary to give effect to the full intent of the Plan or the Sanction Order; or

(ii)	pursuant to an Order made on notice to all Persons potentially affected by such variation, amendment, modification or supplement.
7.2	Severability

If, prior to the Effective Time, any provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court, at the request of the Petitioner, may alter and interpret such provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of such provision, and such provision will then be applicable as altered or interpreted and the remainder of the provisions of the Plan will remain in full force and effect and will in no way be invalidated by such alteration or interpretation.

7.3	Deeming Provisions

In the Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

7.4	Paramountcy

From and after the Effective Time, any conflict between the Plan and the covenants, warranties, representations, terms, conditions, provisions, or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, debenture, trust indenture, loan agreement, commitment letter, agreement for sale, bylaws of the Petitioner, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between one or more of the Junior Secured Noteholders and the Petitioner as at the Effective Date will be deemed to be governed by the terms, conditions and provisions of the Plan and the Sanction Order. Notwithstanding the foregoing, as between the Plan and the Sanction Order, the terms of the Sanction Order shall take precedence.

7.5	Set-Off

Subject to articles 2.4 and 4.8, the law of set-off applies to all Claims.

7.6	Responsibilities of the Monitor

The Monitor is acting in its capacity as monitor of the Petitioner in the CCAA Proceedings and not in its personal capacity and shall not be responsible or liable for any obligations of the Petitioner under the Plan, including with respect to the making of distributions or the receipt of any distribution by any Junior Secured Noteholders pursuant to the Plan. The Monitor will have the powers and protections granted to it by the Plan, the CCAA, the Initial Order, and any other Orders.

7.7	Different Capacities

Persons who are affected by the Plan may be affected in more than one capacity. Unless expressly provided herein to the contrary, a Person will be entitled to participate hereunder in each such capacity in accordance with the Meeting Order. Any action taken by a Person in one capacity will not affect such Person in any other capacity, unless otherwise provided in the Meeting Order, or unless expressly agreed by the Person in writing.

7.8	Further Assurances

At the request of the Monitor or the Petitioner, each of the Persons named or referred to in, or subject to, the Plan shall execute and deliver all such documents and instruments and do all such acts and things as may be necessary or desirable to carry out the full intent and meaning of the Plan and to give effect to the transactions contemplated herein, including the Restructuring Transactions, notwithstanding any provision of the Plan that deems any transaction or event to occur without further formality.

7.9	Governing Law

The Plan will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

7.10	Notices

Except as otherwise provided for in the Meeting Order, any other notice or other communication to be delivered or filed hereunder must be in writing and reference the Plan and may, subject as hereinafter provided, be made or given by prepaid registered mail, courier, personal delivery, facsimile transmission or email addressed to the respective parties as follows:

(i)if to the Petitioner:

TILT Holdings Inc.

Attention: Tim Conder and Mark Higgins

Email:       tcondor@tiltholdings.com; mhiggins@tiltholdings.com

With a copy to:

McCarthy Tetrault LLP

Suite 2400, 745 Thurlow St.

Vancouver, British Columbia V6E 0C5

Attention: Lance Williams and Ashley Bowron

Email:       lwilliams@mccarthy.ca; abowron@mccarthy.ca

(ii)if to the Monitor:

PricewaterhouseCoopers Inc.

Court-appointed Monitor of TILT Holdings Inc.

Suite 1400, 250 Howe Street

Vancouver, British Columbia V6C 3S7

Attention: Michelle Grant, Morag Cooper, and Spencer Oppal

Email:       michelle.grant@pwc.com; morag.c.cooper@pwc.com; and spencer.oppal@pwc.com

With a copy to:

Farris LLP

PO Box 10026, Pacific Centre South
25th Floor, 700 W Georgia Street
Vancouver, British Columbia

Attention: Tevia Jeffries

Email:       tjeffries@farris.com

or to such other address as any party may from time to time notify the others in accordance with this article 7.10. All such communications that are delivered will be deemed to have been received on the day of delivery. All such communications that are sent by e-mail (scanned copy) will be deemed to be received on the day sent if sent before 5:00 p.m. on a Business Day and otherwise will be deemed to be received on the Business Day next following the day upon which such e-mail (scanned copy) was sent. Any notice or other communication sent by mail will be deemed to have been received on the third Business Day after the date of mailing. The unintentional failure by the Petitioner to give a notice contemplated hereunder will not invalidate any action taken by any Person pursuant to the Plan.

DATED this        day of                                   , 2025.

TILT Holdings Inc.

Per: